UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):
August 18, 2009

AXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

4281 Technology Drive

Fremont, California 94538
(Address of principal executive offices)

(510) 683-5900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On August 20, 2009, AXT, Inc. (the “Company”), announced that Wilson W. Cheung has resigned as chief financial officer and corporate secretary effective August 28, 2009.  Following a brief transition, Mr. Cheung will join a technology company listed on the AIM market of the London Stock Exchange as chief financial officer.

A copy of the press release is attached hereto as Exhibit 99.1.

(c)

As a result of the resignation of Mr. Wilson W. Cheung disclosed above under subsection (b), the Board of Directors, on August 18, 2009, appointed Mr. Raymond A. Low, vice president and corporate controller, acting chief financial officer reporting to Dr. Morris S. Young, chief executive officer.

Mr. Low joined AXT as corporate controller in February 2005 and was promoted to vice president, corporate controller in July 2006. Prior to joining AXT, Low was an independent Sarbanes Oxley consultant.  From May 2002 to June 2004, he was corporate controller of Therasense, Inc. (now Abbott Laboratories), a publicly traded manufacturer of blood glucose monitors.  From April 2000 to May 2002, he was corporate controller of RStar Networks Inc, a publicly traded internet service provider.  From April 1998 to April 2000, Low was director of accounting for AT&T.  He spent three years in public accounting with BDO Seidman in San Francisco, and three years in public accounting with Deloitte & Touche in South Africa.  Low is a California certified public accountant, and a member of the California Society of CPAs.  He is a past member of the chartered institute of management accountants in the United Kingdom.  Low has an M.B.A. degree from Chadwick University, Alabama, a Bachelor of Accounting Science Honors degree from the University of South Africa, and a Bachelor of Commerce degree from Rhodes University, South Africa.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release dated August 20, 2009 announcing resignation of chief financial officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 20, 2009

AXT, INC.

By:	/S/ MORRIS S. YOUNG
Morris S. Young
Chief Executive Officer